Exhibit 99.1

NEWS

REPUBLIC

CONTACTS:

Media Inquiries: Will Flower (480) 718-6565

Investor Inquiries: Ed Lang (480) 627-7128

Republic Services, Inc. announces future retirement

of Tod Holmes, Chief Financial Officer

•	Retirement planned for May 1, 2013

•	Succession plan in place to ensure seamless transition

PHOENIX, AZ—April 26, 2012…Republic Services, Inc. (NYSE:RSG) announced today that Tod C. Holmes, 63, has submitted notice of his intent to retire from his position as Executive Vice President and Chief Financial Officer (CFO) effective May 1, 2013. Mr. Holmes has led the company’s financial organization since 1998.

Republic expects a smooth transition to take place over the next 12 months. Republic has a well established succession plan and the search for Mr. Holmes’ successor is underway. Republic has identified several internal candidates and has engaged an executive search firm to help identify and evaluate external candidates.

Donald W. Slager, President and Chief Executive Officer, said, “I want to thank Tod for his many contributions over the last 15 years. He has been a highly influential cross-functional leader with a focus on company-wide financial and operational disciplines. Tod will be extremely helpful during our 12-month transition process. I will miss Tod both professionally and personally, and wish him the best in his retirement.”

James W. Crownover, Chairman of the Board of Directors, stated, “On behalf of the Board, we are grateful for Tod’s leadership, integrity and guidance. His 12-month notice of retirement gives us ample time to complete an executive search and implement a smooth transition to his successor.”

Mr. Holmes joined Republic Industries in January 1998 prior to the formation of Republic Services later that year. He has been a champion for transparency in financial reporting and was named to Institutional Investors’ list of the Best CFOs in America eight times between 2002 and 2010. Prior to working at Republic, Mr. Holmes worked for KPMG, Compagnie Generale de Geophysique and Browning Ferris Industries.

Commenting on his future retirement, Mr. Holmes stated, “For the past 15 years, I have had the privilege of working for and growing a successful American corporation. Over that time, Republic has grown from $1 billion to $8 billion in annual revenues, created long-term stockholder value and completed the highly successful merger with Allied Waste Industries. I look forward to another year of work before beginning my retirement next May, and I am fully committed to ensuring an orderly transition.”

“What I will remember the most from my time at Republic is the pride I have felt working with extremely talented and inspiring colleagues. The organization is deep in talent and I leave knowing that it has never been better positioned than it is today. I would like to thank my team members of so many years for their personal dedication and extraordinary contributions to the company’s success. I would also like to thank Don Slager, our board, and our stockholders for their many years of support.”

About Republic Services, Inc.

Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States. The company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services website at www.republicservices.com.